Contact: Rima Calderon                                   For Immediate Release
202-334-6617                                                September 29, 2003


                         THE WASHINGTON POST COMPANY
                  OFFERS TO REPURCHASE KAPLAN OPTION SHARES


WASHINGTON -- The Washington Post Company (NYSE: WPO) today offered $138 million for approximately 55% of the option shares held by managers in the stock-option plan of its subsidiary, Kaplan, Inc.

     The company's offer to Kaplan shareholders included a 10% premium over the current valuation if 90% of the eligible shares are tendered by October 28, 2003. If fewer shares are tendered, the offer will lapse.

     Post Company CEO Donald Graham wrote the following letter to shareholders explaining the transaction.

                                   - more-


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                                                     September 29, 2003




TO OUR SHAREHOLDERS:




     Today we are offering to repurchase about 55% of the option shares in the stock option compensation plan of our subsidiary Kaplan, Inc. (about 6% of Kaplan's total stock). I write about this offer at some length because the Kaplan compensation plan is both complex and significant to the company.

     If our offer is successful, the company will spend approximately $138 million to buyout these options, including a 10% premium over the share price, contingent upon the tendering of the 90% of eligible shares. Most of this will be paid out in the fourth quarter of 2003 from cash generated by operations or from commercial paper borrowings.

     As of June 30, 2003, the company had accrued approximately $103 million to meet the estimated liabilities of the whole plan. The company will record additional accruals of approximately $75 million and $13 million in the third and fourth quarters, respectively.

     Jonathan Grayer, Kaplan's CEO, and a small number of other key Kaplan executives will continue to hold some options in the Kaplan compensation plan. Roughly half of the remaining options expire in 2007, half in 2011.

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     The Post Company bought Kaplan from its founder, Stanley Kaplan, in 1984 for $45 million. At the time, Kaplan was earning about $8 million a year. Strong competition and less-than-successful attempts at finding the right manager to succeed Stanley affected our results, and by the early `90s, Kaplan was losing money. In 1994, the 29-year-old Jonathan Grayer became CEO. Kaplan immediately started taking aggressive steps to improve the business.

     In 1997, although losses were continuing, Post Company management was satisfied enough with the trends of the business to implement the Kaplan compensation plan. Good young managers were at a premium and we wanted the best possible chance of keeping our team together. The program allowed 64 current Kaplan employees the option to acquire stock in Kaplan. Fifteen percent of the stock of Kaplan was optioned (subsequent equity purchases by The Washington Post Company to finance growth reduced this to 10.6%).

     The Post Company Compensation Committee, advised by an outside firm, values the stock annually as if Kaplan were a public company. After a vesting period, Kaplan option holders can exercise their options and sell the stock to us at any time. Because there is no public market for the stock, we are required by GAAP to expense a "stock compensation charge." The Committee establishes the annual valuation of Kaplan by considering several factors, including Kaplan's budget for the forthcoming year, its earnings for the previous years, and the price/earnings multiples of comparable publicly traded education companies, which can affect valuations meaningfully.

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         Kaplan's revenues and operating results have improved quite rapidly.

                    KAPLAN'S REVENUES AND OPERATING RESULTS
                                 (in millions)

                                    2000     2001      2002      2003 (6 months)
                                    ----     ----      ----      ---------------

Revenues                           $353.8   $493.7    $621.1        $373.3

Operating (loss)/income            ($35.8)   ($3.0)    $55.0         $49.5
before stock compensation charge*

Stock compensation charge           ($6.0)  ($25.3)   ($34.5)       ($30.0)

Operating (loss)/income            ($41.8)  ($28.3)    $20.5         $19.5

*Results before stock compensation expenses are not GAAP figures, but we include them because they are one important way we measure Kaplan's operating results.


     At the time we established the plan, we never in our wildest dreams thought Kaplan could grow so fast in revenues and profits. This year Kaplan's revenues are expected to be greater than those of The Washington Post newspaper. While the payments we propose today are large, we believe they are well-justified by Kaplan's results and prospects. This offer provides both sides with a couple of valuable benefits.

     For Post Company shareholders, these payments reduce the impact of a possible higher valuation caused not only by improvement in our own business, but by still-higher multiples at education companies. Likewise, Kaplan option holders realize a high price, and, for most, their future incentive compensation will depend on Kaplan's own results, not on someone else's multiple.

                                   - more-

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     Post Company earnings will still be affected by the annual valuation, and charges for the cost of the plan (albeit 55% smaller than they would have been) will still be recorded. As usual, what motivates us is not the effect on Kaplan's reported numbers. (These should improve.) The potential impact on our company's real economic value caused by gyrations in some other company's stock price will be greatly diminished. If the offer is accepted, The Washington Post Company will own approximately 95% of Kaplan on a fully-diluted basis. We intend to have no further dilution in the future.

     Under the compensation plan, Kaplan's management team did indeed stay together almost completely. From the discussions we've had, the company expects Kaplan will be run by Jonathan and today's top management team for years to come.

Donald E. Graham

Chairman and Chief Executive Officer

The Washington Post Company



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